AMENDMENT NUMBER 21 TO
TRANSFER AND ADMINISTRATION AGREEMENT

AMENDMENT NUMBER 21 TO TRANSFER AND ADMINISTRATION AGREEMENT, dated as of August 28, 2015 (this "Amendment"), among TECH DATA CORPORATION, a Florida corporation ("Tech Data"), as collection agent (in such capacity, the "Collection Agent"), TECH DATA FINANCE SPV, INC., a Delaware corporation, as transferor (in such capacity, the "Transferor"), LIBERTY STREET FUNDING LLC, a Delaware limited liability company ("Liberty"), CHARIOT FUNDING LLC, a Delaware limited liability company, as successor by merger to Falcon Asset Securitization Company LLC ("Chariot"), as a Class Conduit and a Chariot Bank Investor, VICTORY RECEIVABLES CORPORATION, a Delaware corporation ("Victory" and collectively with Liberty and Chariot, the "Class Conduits"), THE BANK OF NOVA SCOTIA, a banking corporation organized and existing under the laws of Canada, acting through its New York Agency ("Scotia Bank"), as a Liberty Bank Investor and as agent for Liberty and the Liberty Bank Investors (in such capacity, the "Liberty Agent"), THE BANK OF TOKYO-MITSUBISHI UFJ, LTD, NEW YORK BRANCH, a bank organized under the laws of Japan acting out of its New York Branch ("BTMU") as a Victory Bank Investor and as agent for Victory and the Victory Bank Investors (in such capacity, the "Victory Agent"), SUNTRUST BANK, a Georgia banking corporation ("SunTrust"), as a SunTrust Bank Investor, and JPMORGAN CHASE BANK, N.A. (successor by merger to Bank One, N.A.), a national banking association ("JPMorgan Chase"), as agent for Chariot and the Chariot Bank Investors (in such capacity, the "Chariot Agent") and as successor administrative agent for Liberty, Chariot, Victory, the Liberty Bank Investors, the Victory Bank Investors, the SunTrust Bank Investors and the Chariot Bank Investors (in such capacity, the "Administrative Agent"), amending that certain Transfer and Administration Agreement dated as of May 19, 2000, among the Transferor, the Collection Agent, the Class Conduits (as defined thereunder) and the Bank Investors (as defined thereunder) (as amended to the date hereof, the "Existing Agreement" and said agreement as amended hereby, the "Agreement").

WHEREAS, the parties desire to extend the Commitment Termination Date and to make certain other revisions to the Existing Agreement;

WHEREAS, capitalized terms used herein shall have the meanings assigned to such terms in the Existing Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

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SECTION 1.    Amendment to Existing Agreement. The Existing Agreement shall be amended in the manner specified in this Section 1.
(a)    The definition of "Collateral Agent" in Section 1.1 of the Existing Agreement is hereby amended and restated in its entirety as follows:

""Collateral Agent" means with respect to any Class, any trustee or collateral agent (which may be the Class Agent), appointed to act as trustee or collateral agent in connection with a Class Conduit's Commercial Paper program."

(b)    The definition of "Commitment Termination Date" in Section 1.1 of the Existing Agreement is hereby amended by replacing the reference to "August 25, 2016" with a reference to "November 16, 2017" in clause (ii) of such definition.

(c)    The definition of "Daily/90 Day LIBOR Rate" in Section 1.1 of the Existing Agreement is hereby amended and restated in its entirety as follows:

""Daily/90 Day LIBOR Rate" shall mean, for any day, a rate per annum equal to the three month London-Interbank Offered Rate administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time in accordance with its customary practices for purposes of providing quotations of interest rates applicable to U.S. Dollar deposits in the London interbank market) at approximately 11:00 a.m. (London time) on such day or, if such day is not a Business Day in London, the immediately preceding Business Day in London; provided, however, that if the Daily/90 Day LIBOR Rate as determined herein would be less than zero percent (0.00%) on any day, for purposes of this Agreement, such rate shall be deemed to be zero percent (0.00%) for such day. In the event that such rate is not available on any day at such time for any reason, then the "Daily/90 Day LIBOR Rate" for such day shall be the rate at which three month U.S. Dollar deposits of $5,000,000 are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m. (London time) on such day; and if the Administrative Agent is for any reason unable to determine the Daily/90 Day LIBOR Rate in the foregoing manner or has determined in good faith that the Daily/90 Day LIBOR Rate determined in such manner does not accurately reflect the cost of acquiring, funding or maintaining a Purchaser Interest, then the "Daily/90 Day LIBOR Rate" for such day shall be the Base Rate."

(d)    The definition of "Dilution Horizon Ratio" in Section 1.1 of the Existing Agreement is hereby amended and restated in its entirety as follows:

""Dilution Horizon Ratio" means, at any time, the result of (I) the quotient, expressed as a percentage, of (a) the aggregate amount of sales by the Seller giving rise to Receivables in the two month period ending on the last day of the most recent month, divided by (b) the aggregate initial Outstanding Balance of Eligible Receivables at the last day of the most recent month, multiplied by (II) (a) prior to the audit of agreed upon procedures to be conducted and provided in the 2016 calendar year (the "2016 AUP"), 0.75, and (b) from and after the 2016 AUP, the greater of (i) 0.75 and (ii) the weighted average days lag (or weighted average dilution horizon, as applicable) for all credit memos (excluding Receivables owed by Dell Inc. or its consolidated subsidiaries) as most recently noted in such calendar year's audit of agreed upon procedures divided by 60. For the avoidance of doubt, any change to the Dilution Horizon Ratio as a result of this clause (II)(b) will be effective as of the last day of the month in which such final audit of agreed upon procedures report is delivered."

(e)    The definition of "Eurodollar Rate" in Section 1.1 of the Existing Agreement is hereby amended and restated in its entirety as follows:

""Eurodollar Rate" means, with respect to any Eurodollar Tranche Period, a rate, not less than 0.00%, equal to the rate that is 2.50% in excess of (provided, however, that if no Termination Event shall have occurred and provided that the only portion of the Transferred Interest which is funded by reference to the Eurodollar Rate is the portion thereof held by the SunTrust Bank Investor, the margin applicable to that portion of the Transferred Interest held by the SunTrust Bank Investor shall be 0.0%) a rate per annum equal to the sum (rounded upwards, if necessary, to the next higher 1/100 of 1%) of:

(A) the rate obtained by dividing:

(i) (a) the applicable LIBOR Rate or (b) in the case of Chariot or the Chariot Bank Investors, the Daily/90 Day LIBOR Rate or (c) in the case of the SunTrust Bank Investors, a rate per annum determined on the basis of the offered rate for deposits in U.S. dollars of amounts equal or comparable to the principal amount of the related Incremental Transfer offered for a term comparable to such Eurodollar Tranche Period, which rates appear on page BBAM on the Bloomberg Terminal (successor to Telerate page 3750) ("Page BBAM") (or any other page that may replace such page from time to time for the purpose of displaying offered rates of leading banks for London interbank deposits for such Eurodollar Tranche Period in United States dollars) at approximately 11:00 a.m. (London time), two Business Days prior to the first day of such Eurodollar Tranche Period, provided that if no such offered rates appear on such page, the applicable rate for such Eurodollar Tranche Period for purposes of this clause (c) will be the arithmetic average (rounded upwards, if necessary, to the next higher 1/100th of 1%) of rates quoted by not less than three (3) major banks in New York, New York, selected by the Administrative Agent, at approximately 10:00

a.m. (New York City time), two Business Days prior to the first day of such Eurodollar Tranche Period, for deposits in U.S. dollars offered by leading European banks for a period comparable to such Eurodollar Tranche Period in an amount comparable to the principal amount of such Incremental Transfer, by

(ii) a percentage equal to 100% minus the reserve percentage used for determining the maximum reserve requirement as specified in Regulation D (including, without limitation, any marginal, emergency, supplemental, special or other reserves) that is applicable to the Administrative Agent during such Eurodollar Tranche Period in respect of eurocurrency or eurodollar funding, lending or liabilities (or, if more than one percentage shall be so applicable, the daily average of such percentage for those days in such Eurodollar Tranche Period during which any such percentage shall be applicable), plus

(B) the then daily net annual assessment rate (rounded upwards, if necessary, to the nearest 1/100 of 1%) as estimated by the Administrative Agent for determining the current annual assessment payable by the Administrative Agent to the Federal Deposit Insurance Corporation in respect of eurocurrency or eurodollar funding, lending or liabilities."

(f)    Section 2.2 of the Existing Agreement is hereby amended by deleting the first sentence of the second paragraph thereof and replacing it with the following:

"The Transferor shall, by notice to the Administrative Agent given by telecopy, offer to convey, transfer and assign to the Administrative Agent, on behalf of any of the applicable Class Investors, undivided percentage ownership interests in the Receivables and the other Affected Assets relating thereto not later than 3:00 p.m. (New York time) on the Business Day prior to the proposed date of any Incremental Transfer; provided, that the Transferor may make a same-day Incremental Transfer on up to 4 days during any one week, in which case the Transferor shall provide the notice and make the transfer required hereunder by not later than 9:30 a.m. (New York time) on the Business Day of such Incremental Transfer and such notice shall be provided directly to each Class Investor."

(g)    Section 2.4 of the Existing Agreement is hereby amended and restated in its entirety as follows:

"Section 2.4    Discount, Fees and Other Costs and Expenses. The Transferor shall pay, as and when due in accordance with this Agreement, all fees hereunder, all amounts payable pursuant to Article VIII hereof, if any, and the Servicing Fees. With respect to each Class, the Transferor shall pay to the Administrative Agent on behalf of the related Class Investor, on the seventh calendar day (or if such day is not a Business Day, on the following Business Day) following the end of each calendar month, an amount equal to the Discount accrued on such Class Investor's Net Investment for each Tranche Period (or portion thereof) falling within such calendar month. The Transferor shall also pay to the Administrative Agent on behalf of the applicable Class Investor, on the seventh calendar day (or if such day is not a Business Day, on the following Business Day) following the end of each calendar month, the applicable Dealer Fees accrued with respect to such Class Investor for such calendar month, as set forth in the Fee Letter. The applicable Discount shall accrue with respect to each respective Tranche on each day occurring during the Tranche Period related thereto. Nothing in this Agreement shall limit in any way the obligations of the Transferor to pay the amounts set forth in this Section 2.4."

(h)    Section 2.5 of the Existing Agreement is hereby amended by deleting the second sentence thereof and replacing it with the following:

"On the seventh calendar day (or if such day is not a Business Day, on the following Business Day) following the end of each calendar month, from the amounts set aside as described in clause (i) of the first sentence of this Section 2.5, the Collection Agent shall deposit to the Administrative Agent's account, for the benefit of the applicable Class Investors for such Class, an amount equal to the accrued and unpaid Discount for such Class and for such calendar month and shall deposit to its own account an amount equal to the accrued and unpaid Servicing Fee for such calendar month."

(i)    Section 2.6 of the Existing Agreement is hereby amended by deleting the second sentence of the first paragraph thereof and replacing it with the following:

"Any such voluntary payment may be made after notice to the Administrative Agent given by telecopy, not later than 3:00 p.m. (New York time) on the Business Day prior to the proposed date of such payment; provided, that the Transferor may make a same-day voluntary payment on up to four days during any one week (any such same-day voluntary payment not to exceed $35 million), in which case the Transferor shall provide notice thereof not later than 9:30 a.m. (New York time) on the Business Day of such voluntary payment and such notice shall be provided directly to each Class Investor."

(j)    Section 2.12 of the Existing Agreement is hereby amended by deleting the third sentence thereof and replacing it with the following:

"Funds on deposit in the Collection Account (other than investment earnings) shall be invested by the Administrative Agent in Eligible Investments that will mature so that such funds will be available when necessary to make payments to Class Investors in accordance with this Agreement."

(k)    Section 3.1(o) of the Existing Agreement is hereby amended and restated in its entirety as follows:

"(o)    Not an Investment Company. The Transferor is not, and is not controlled by, an "investment company" registered or required to be registered under the U.S. Investment Company Act of 1940, as amended (the "Investment Company Act"), and is not a "covered fund" under Section 13 of the U.S. Bank Holding Company Act of 1956, as amended, and the applicable rules and regulations thereunder (the "Volcker Rule"). In determining that it is not a "covered fund" under the Volcker Rule, although other exemptions or exclusions under the Investment Company Act may apply, the Transferor relies on the exemption from the definition of "investment company" set forth in Section 3(c)(5) of the Investment Company Act and does not rely solely on the exemption from the definition of "investment company" set forth in Section 3(c)(1) and/or 3(c)(7) of the Investment Company Act."

SECTION 2.    Affirmations. All parties hereto agree and acknowledge that with respect to each Bank Investor party hereto, each Bank Investor has a Commitment and such Commitment of such Bank Investor shall be the dollar amount set forth opposite such Bank Investor's signature on the signature page hereto, which may be different from the Existing Agreement.
SECTION 3. Conditions Precedent. This Amendment shall become effective on the day on which the Administrative Agent shall have received a copy of this Amendment executed by each party hereto.
SECTION 4. Representations and Warranties. The Transferor hereby makes to the Class Investors, the Class Agents and the Administrative Agent, on and as of the date hereof, all of the representations and warranties set forth in Section 3.1 of the Existing Agreement, subject, to the extent applicable, to the limitations with respect to certain waived matters more particularly identified in the Limited Waiver, dated as of April 29, 2013, as amended by (i) the First Amendment thereto, dated as of July 29, 2013, (ii) the Second Amendment thereto, dated as of October 16, 2013 and (iii) the Third Amendment thereto, dated as of January 27, 2014 (the "Limited Waiver"), each among the parties hereto. In addition, the Collection Agent hereby makes to the Class Investors, the Class Agents and the Administrative Agent, on the date hereof, all the representations and warranties set forth in Section 3.3 of the Existing Agreement, subject, to the extent applicable, to the limitations with respect to certain waived matters more particularly identified in the Limited Waiver.
SECTION 5. Successors and Assigns. This Amendment shall bind, and the benefits hereof shall inure to the parties hereof and their respective successors and permitted assigns.
SECTION 6. Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. THE TRANSFEROR HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN THE CITY OF NEW YORK FOR PURPOSES OF ALL LEGAL PROCEEDINGS

ARISING OUT OF OR RELATING TO THIS AMENDMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
SECTION 7. Severability; Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument. Any provisions of this Amendment which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
SECTION 8. Captions. The captions in this Amendment are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.
SECTION 9. Ratification. Except as expressly affected by the provisions hereof, the Existing Agreement as amended by this Amendment shall remain in full force and effect in accordance with its terms and ratified and confirmed by the parties hereto. On and after the date hereof, each reference in the Existing Agreement to "this Agreement", "hereunder", "herein" or words of like import shall mean and be a reference to the Existing Agreement as amended by this Amendment.
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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date first written above.

TECH DATA FINANCE SPV, INC.,
as Transferor

By:     /s/ David R. Vetter
Name: David R. Vetter
Title: Senior Vice President

TECH DATA CORPORATION,
as Collection Agent

By:    /s/ Scott W. Walker
Name: Scott W. Walker
Title: Treasurer

Tech Data Finance SPV, Inc.
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Commitment:                CHARIOT FUNDING LLC,
$100,000,000                as a Class Conduit and as a Chariot Bank Investor

By JPMorgan Chase Bank, N.A., as its Attorney-in-Fact

By:          /s/ Corina Mills
Name: Corina Mills
Title:    Executive Director

JPMORGAN CHASE BANK, N.A, as Chariot Agent and as Administrative Agent

By:          /s/ Corina Mills
Name: Corina Mills
Title:     Executive Director

Tech Data Finance SPV, Inc.
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LIBERTY STREET FUNDING LLC

By:     /s/ Jill A. Russo
Name:    Jill A. Russo
Title:    Vice President

Commitment:                THE BANK OF NOVA SCOTIA,
$100,000,000                as Liberty Agent and as a Liberty Bank Investor

By:      /s/ Eugene Dempsey
Name:    Eugene Dempsey
Title:    Director

Tech Data Finance SPV, Inc.
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VICTORY RECEIVABLES CORPORATION

By:     /s/ David V. DeAngelis
Name:    David V. DeAngelis
Title:     Vice President

Commitment:                THE BANK OF TOKYO-MITSUBISHI UFJ, LTD,

$100,000,000                NEW YORK BRANCH,
as Victory Bank Investor

By:      /s/ Lillian Kim
Name:     Lillian Kim
Title:     Director

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD,

NEW YORK BRANCH,
as Victory Agent

By:      /s/ Richard Gregory Hurst
Name:    Richard Gregory Hurst
Title:     Managing Director

Tech Data Finance SPV, Inc.
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Commitment:                SUNTRUST BANK, as a SunTrust Bank Investor
$100,000,000

By:     /s/ Jason Meyer
Name:    Jason Meyer
Title:     First Vice President

Tech Data Finance SPV, Inc.
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